Exhibit 10.10

CONTRIBUTION AGREEMENT

DATED AS OF FEBRUARY 4, 2011

BETWEEN

ARC REAL ESTATE PARTNERS, LLC

AND

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

TABLE OF CONTENTS

EXHIBITS

A – List of Properties
B – FIRPTA Affidavit
C – Accredited Investor Questionnaire

D – Form of Assignment and Assumption of Ownership Interests
E – Permitted Exceptions
F – Permitted Mortgage Indebtedness

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into between ARC Properties Operating Partnership, L.P., a Delaware limited partnership and subsidiary of the REIT (defined below) (the “Operating Partnership”), and ARC Real Estate Partners, LLC, a Delaware limited liability company (the “Contributor”), and shall be effective as of the date accepted by the Operating Partnership, as set forth on the signature page hereto (the “Effective Date”). Capitalized terms used herein shall have the meanings set forth in Section 8.02 hereof.

RECITALS

WHEREAS, in connection with an initial public offering (“IPO”) of its common stock, par value $.01 per share (“REIT Common Stock”), American Realty Capital Properties, Inc., a Maryland corporation (the “REIT”), desires to (i) consolidate the ownership of a portfolio of properties set forth on Exhibit A hereto (the “Properties”) currently owned, directly or indirectly, by ARC Income Properties, LLC, a Delaware limited liability company and American Realty Capital Partners, LLC, a Delaware limited liability company (collectively, the “Contributed Entities”); and (ii) own and operate such Properties within the meaning of Section 856 of the Code; and

WHEREAS, the Contributor owns all of the issued and outstanding ownership interests (the “Contributed Interests”) in the Contributed Entities; and

WHEREAS, the consolidation of the ownership of the Properties will be accomplished by a contribution (the “Contribution”) by the Contributor of the Contributed Interests to the Operating Partnership in exchange for units of limited partner interest in the Operating Partnership (“OP Units”) pursuant to this Agreement; and

WHEREAS, upon the closing of its IPO, the REIT shall contribute the net proceeds of such IPO to the Operating Partnership in exchange for that number of OP Units necessary to provide to the REIT an aggregate total value in OP Units equal to the net proceeds contributed, with a value per OP Unit equal to the initial public offering price of a share of REIT Common Stock (the “IPO Price”); and

WHEREAS, as part of the Contribution and subject to (a) the terms and conditions set forth herein; and (b) the completion of the IPO, the Contributor desires to contribute to the Operating Partnership, and the Operating Partnership desires to acquire from the Contributor, all of the Contributor’s right, title and interests in the Contributed Interests, in exchange for OP Units; and

WHEREAS, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

CONTRIBUTION

Section 1.01        CONTRIBUTION TRANSACTION. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor hereby agrees to assign, set over, and transfer to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to the Contributed Interests, in exchange for the consideration set forth in Section 1.02, and the Operating Partnership hereby agrees to accept such assignment by the Contributor and to agree to be bound by the terms of the Organizational Agreement and to undertake, assume and agree to punctually and faithfully perform, pay or discharge when due and otherwise in accordance with its terms all agreements, covenants, conditions, obligations and liabilities of the Contributor in the Contributed Entities with respect to the Contributed Interest on or after the Closing Date.

Section 1.02        CONSIDERATION. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor hereby irrevocably agrees to accept, in exchange for the Contributed Interests, a number of OP Units equal to $3,875,000, as the same may be adjusted in accordance with Section 1.04 below (the “Contributor’s Formation Transaction Value”), divided by the IPO Price.

Section 1.03        ISSUANCE OF OP UNITS. At the Closing and subject to the terms and conditions contained in this Agreement, the Operating Partnership shall, in exchange for the Contributed Interests contributed by the Contributor, issue to the Contributor a number of OP Units equal to the Contributor’s Formation Transaction Value, divided by the IPO Price. No fractional OP Units shall be issued pursuant to this Agreement. If the preceding formula would require the issuance of a fractional OP Unit, the number of OP Units which the Contributor shall be entitled to receive shall be rounded to the nearest whole number.

Section 1.04        CONTRIBUTOR’S FORMATION TRANSACTION VALUE ADJUSTMENT. The Contributor’s Formation Transaction Value shall be adjusted on the Closing Date as follows:

(a)         the Contributor’s Formation Transaction Value shall be increased by an amount equal to:

(i)           all Amortizing Principal Payments made by a Property Owner on or after February 1, 2011 and prior to the Cut-Off Date in respect of Debt of a Property Owner;

(ii)          all Extraordinary Principal Payments made by a Property Owner after the Effective Date and prior to the Cut-Off Date in respect of Debt of a Property Owner;

(iii)        all additions to Non-Operating Expense Reserves of a Property Owner made on or after February 1, 2011 and prior to the Cut-Off Date; and

(iv)        all Extraordinary Expense Prepayments made by a Property Owner after the Effective Date and outstanding as of the Cut-Off Date, other than that portion of each such Extraordinary Expense Prepayment relating to the period ending thirty (30) calendar days after the Cut-Off Date;

in each case to the extent such amounts were paid in cash from operating income of a Property Owner and in any event not from loan proceeds, casualty insurance proceeds or proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of a Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of a Property;

(b)         the Contributor’s Formation Transaction Value shall be decreased by an amount equal to:

(i)           all Extraordinary Rent Prepayments received by a Property Owner after the Effective Date, other than that portion of each such Extraordinary Rent Prepayment relating to the period ending thirty (30) calendar days after the Cut-Off Date;

(ii)          all Past Due Payables of a Property Owner outstanding as of the Cut-Off Date;

(iii)         all withdrawals from Non-Operating Expense Reserves of a Property Owner made on or after the Effective Date and prior to the Cut-Off Date;

(iv)         all distributions made by a Property Owner of funds consisting of loan proceeds, casualty insurance proceeds, proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of a Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of a Property; and

(v)          all liens, judgments and other monetary encumbrances against a Property other than Permitted Exceptions.

(c)         the Contributor’s Formation Transaction Value shall be increased or decreased by the amount, if any, by which the Cut-Off Date Cash Balance is greater than (in which case such value shall be increased) or less than (in which case such value shall be decreased) the Target Cash Balance.

Within ten (10) calendar days of the SEC Effective Date, the Operating Partnership and the Contributor will in good faith make a calculation of the Contributor’s Formation Transaction Value as of the SEC Effective Date. The number of the OP Units to be received by the Contributor in accordance with Section 1.02 shall be increased or decreased based on this calculation. After the SEC Effective Date no further adjustments in the number of OP Units to be received by the Contributor shall be made. If the Contributor’s Formation Transaction Value as determined in the Final Adjustment is greater than the product of (x) the number of OP Units received by the Contributor at the Closing and (y) the IPO Price, the Operating Partnership shall, within five (5) calendar days of the Closing, pay such difference to the Contributor in cash. If the Contributor’s Formation Transaction Value as determined in the Final Adjustment is less than the product of (x) the number of OP Units received by the Contributor at the Closing and (y) the IPO, the Contributor shall, within five (5) calendar days of the Closing, pay such difference to the Operating Partnership in cash. A further final adjustment to the Contributor’s Formation Transaction Value shall be determined as of the Cut-Off Date (the “Final Adjustment”), and no further adjustment shall be made thereafter. The Contributor agrees to provide, and to use the Contributor’s reasonable efforts to cause the Contributed Entities and the Property Owners to provide, such information as the Operating Partnership may reasonably require to make the adjustments to the Contributor’s Formation Transaction Value as provided in this Section 1.04. The parties acknowledge and agree that in determining the Contributor’s Formation Transaction Value the parties assumed, among other things, that the Contributor’s Formation Transaction Value would not be subject to any pro ration or adjustment other than as specifically provided in this Section 1.04.

Section 1.05        FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Contributed Interests and the admission and substitution of the Operating Partnership for the Contributor as a member of the Contributed Entities, the Contributor shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributed Interests or otherwise to carry out this Agreement.

Section 1.06        TRANSACTION COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Contributed Entities in connection with the Contribution and the IPO, which include, but are not limited to, the selling commissions and dealer manager fees; provided that the REIT and the Operating Partnership shall not be responsible for any transaction costs or expenses incurred by the Contributor.

Section 1.07        TAX TREATMENT OF THE CONTRIBUTION. The parties hereto intend and agree to treat, for U.S. federal income tax purposes, the contribution of the Contributed Interests in exchange for OP Units effectuated pursuant to this Agreement as a contribution to a partnership pursuant to Section 721 of the Code, except with respect to OP Units received in connection with amounts under Section 1.04, and no party shall maintain any position to the contrary on any Tax Return or otherwise.

ARTICLE 2

CLOSING

Section 2.01        CONDITIONS PRECEDENT.

(a)         Condition to Each Party’s Obligations. The respective obligations of each party to effect the contribution of the Contributed Interests and the issuance of the OP Units contemplated by this Agreement, and to consummate the other transactions contemplated hereby, is subject to the satisfaction or, if applicable, waiver, on or prior to the Closing Date, of the following conditions:

(i)           Registration Statement. The Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceeding by the Securities and Exchange Commission (the “SEC”) seeking a stop order. This condition may not be waived by any party.

(ii)          IPO Proceeds. The REIT shall have received the proceeds from the IPO not later than concurrently herewith. This condition may not be waived by any party.

(iii)         No Injunction. No party to this Agreement shall be subject to any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that prevents or prohibits consummation of any of the transactions contemplated in this Agreement.

(b)         Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i)           Representations and Warranties. Except as would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities or the Operating Partnership, the representations and warranties of the Contributor contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii)          Performance by the Contributor. The Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii)         Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor and each Property Owner to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Contributor or any Property Owner to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv)        No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Contributed Entities or the Operating Entity.

(c)         Conditions to Obligations of the Contributor. The obligation of the Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions:

(i)           Representations and Warranties. Except as would not have a material adverse effect on the financial condition or results of operations of the Operating Partnership, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii)          Performance by the Operating Partnership. The Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii)         Registration Rights Agreement. The REIT shall have executed and delivered a registration rights agreement substantially in a form reasonably acceptable to the parties hereto.

(iv)        Guarantees. Nicholas S. Schorsch and William M. Kahane will be released from, or indemnified by the Operating Partnership against, any guarantees granted by them to the lenders holding the Permitted Mortgage Indebtedness.

Section 2.02         TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the Contribution (the “Closing”) and the other transactions contemplated hereby shall occur on the day on which the REIT receives the proceeds from the IPO from the dealer managers (the “Closing Date”). The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, NY 10036, or such other place as determined by the Operating Partnership in its sole discretion. The Contribution and all closing deliveries shall be deemed concurrent for all purposes.

Section 2.03       DELIVERY OF OP UNITS; EXECUTION OF OPERATING PARTNERSHIP AGREEMENT.  The issuance of the OP Units pursuant to this Agreement shall be reflected in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended, supplemented or otherwise modified from time to time, the “Operating Partnership Agreement”) in form and substance reasonably acceptable to the Operating Partnership and the Contributor. The OP Units will be governed by the terms and conditions of the Operating Partnership Agreement, a copy of which the Contributor will accept and agree to execute and by which the Contributor will agree to be legally bound. At the Closing (or as soon as reasonably practicable thereafter), the Operating Partnership shall deliver or cause to be delivered to the Contributor an executed copy of the Operating Partnership Agreement.

Section 2.04        CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens, to admit and substitute the Operating Partnership for the Contributor as a member of the Contributed Entities and to effectuate the transactions contemplated hereby, including, without limitation:

(a)         The Operating Partnership Agreement;

(b)         The Registration Rights Agreement;

(c)         To the extent Nicholas S. Schorsch and William H. Kahane are not released from any guarantees they have provided to the lenders holding the Permitted Mortgage Indebtedness, the Operating Partnership shall deliver the Indemnification Agreement;

(d)         An Assignment and Assumption;

(e)         A FIRPTA Affidavit in the form attached hereto as Exhibit B;

(f)          An IRS Form W-9; and

(g)         A tax protection agreement between the Contributor and the Operating Partnership, the terms of which shall be reasonably agreed to prior to the Closing.

Section 2.05       CLOSING COSTS. The Operating Partnership shall pay any documentary transfer Taxes, escrow charges, title charges and recording Taxes or fees incurred in connection with the transactions contemplated hereby.

Section 2.06        TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the SEC by April 30, 2011, or (ii) the Contribution shall not have been consummated on or prior to November 30, 2011 (such date is hereinafter referred to as the “Outside Date”).

Section 2.07        EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributor under this Agreement shall terminate, except that the obligations set forth in Article 8 shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement is not satisfied by the Outside Date as a result of another party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired. If this Agreement shall terminate for any reason prior to completion of the Contribution, the Contributor shall pay its own costs and expenses and the transaction costs and expenses of the REIT, the Operating Partnership and the Contributed Entities relating to the Contribution, as determined by the Operating Partnership in its reasonable discretion.

Section 2.08        TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement, if any, to the Contributor such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law (e.g., backup withholding or FIRPTA withholding). To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor in respect of which such deduction and withholding was made by the Operating Partnership.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND
INDEMNITIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to and covenants with the Contributor as follows:

Section 3.01        ORGANIZATION; AUTHORITY. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating Partnership has all requisite power and authority to enter this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of the Operating Partnership.

Section 3.02        DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity and except to the extent that enforceability of the indemnification and contribution provisions set forth in this Agreement may be limited by the federal or state securities Laws or the public policy underlying such Laws.

Section 3.03        CONSENTS AND APPROVALS. Except in connection with the IPO and the consummation of the Contribution, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.04        NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Operating Partnership, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, or (c) any other material agreement to which the Operating Partnership is a party.

Section 3.05        VALIDITY OF OP UNITS. The issuance of the OP Units to the Contributor pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens (other than Liens created by the Operating Partnership Agreement).

Section 3.06        LITIGATION. There is no action, suit or proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Operating Partnership or which challenges or impairs the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.07        LIMITED ACTIVITIES. Except for activities in connection with the IPO or the Contribution, the Operating Partnership has not engaged in any material business or incurred any material obligations.

Section 3.08        NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.09        INDEMNIFICATION.

(a)         From and after the Closing Date, the Operating Partnership shall indemnify and hold harmless the Contributor and its Affiliates (each, a “Contributor Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by any Contributor Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Operating Partnership contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Operating Partnership pursuant to this Agreement; provided, however, that the Operating Partnership shall not have any obligation under this Section 3.09 to indemnify any Contributor Indemnified Party against any Losses to the extent that such Losses arise from (i) any diminution in value of OP Units; or (ii) the Contributor’s breach of this Agreement, gross negligence, willful misconduct or fraud.

(b)         At the time when any Contributor Indemnified Party learns of any potential claim under this Section 3.09 (a “Claim”) against the Operating Partnership, it will promptly give written notice (a “Claim Notice”) to the Operating Partnership; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Operating Partnership shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Contributor Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Contributor Indemnified Party shall deliver to the Operating Partnership, promptly after such Contributor Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Contributor Indemnified Party relating to a Third Party Claim. Any Contributor Indemnified Party may, at its option, demand indemnity under this Section 3.09 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Contributor Indemnified Party shall in good faith determine that such Claim is not frivolous and that such Contributor Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(c)         The Operating Partnership shall be entitled, at its own expense, to assume and control the defense of any Claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Operating Partnership, if it gives notice of its intention to do so to such Contributor Indemnified Party within thirty (30) calendar days of the receipt of the applicable Claim Notice; provided, however, that such Contributor Indemnified Party may at all times participate in such defense at its own expense. Without limiting the foregoing, in the event that the Operating Partnership exercises the right to undertake any such defense against a Third Party Claim, such Contributor Indemnified Party shall cooperate with the Operating Partnership in such defense and make available to the Operating Partnership (unless prohibited by Law), at the Operating Partnership’s expense, all witnesses, pertinent records, materials and information in such Contributor Indemnified Party’s possession or under such Contributor Indemnified Party’s control relating thereto as is reasonably required by the Operating Partnership. No compromise or settlement of such Third Party Claim may be effected by either such Contributor Indemnified Party, on the one hand, or the Operating Partnership, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Contributor Indemnified Party that is party to such Claim is released from all liability with respect to such Claim.

(d)         All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall survive until the first anniversary of the Closing Date (the “Expiration Date”). If a Claim Notice has been given in accordance with the provisions of this Section 3.09 prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific Claim, until such Claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, the Contributor hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Operating Partnership arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.09. The foregoing sentence shall not limit the Contributor’s right to specific performance or injunctive relief in connection with the breach by the Operating Partnership of its covenants in this Agreement.

(e)         All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for United States federal income tax purposes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents, warrants and agrees that as of the Closing Date:

Section 4.01        ORGANIZATION; AUTHORITY. The Contributor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Contributor has all requisite power and authority to enter this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of the Contributor.

Section 4.02        DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by the Contributor has been duly and validly authorized by all necessary action of the Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity and except to the extent that enforceability of the indemnification and contribution provisions set forth in this Agreement may be limited by the federal or state securities Laws or the public policy underlying such Laws.

Section 4.03        OWNERSHIP OF CONTRIBUTED INTERESTS. The Contributor is the record owner of the Contributed Interests owned by it and has the power and authority to transfer, sell, assign and convey to the Operating Partnership the Contributed Interests free and clear of any Liens and, upon delivery of the consideration for the Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens. Except as provided for in this Agreement, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to the Contributed Interests or (ii) to purchase, transfer or otherwise acquire, or in any way encumber, any of the interests which comprise the Contributed Interests or any securities or obligations of any kind convertible into any of the interests which comprise the Contributed Interests or other equity interests or profit participation of any kind in the Contributed Entities. All of the issued and outstanding Contributed Interests have been duly authorized and are validly issued, fully paid and non-assessable. By acquiring the Contributed Interests, the Operating Partnership will acquire indirectly a 100% interest in each of the Properties.

Section 4.04        CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities.

Section 4.05        NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under (A) any agreement, document or instrument to which the Contributor is a party or by which the Contributor or its Contributed Interest is bound, (B) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor (or its assets or properties), or (C) any provisions of the organizational or other formation or governing documents or agreements of the Contributor, except any such breaches or defaults that would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities.

Section 4.06        NON-FOREIGN PERSON. The Contributor is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

Section 4.07        TAXES.

(a)         The Contributor has timely filed, or caused to be timely filed, all material Tax Returns and reports required to be filed by it and each Operating Entity (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such Tax Returns and reports are accurate and complete in all material respects, and has timely paid in full, or caused to be timely paid in full, all Taxes as required to be paid by it and each Operating Entity whether or not shown to be due and payable on such Tax Returns. No written deficiencies for any Taxes have been proposed, asserted or assessed against the Contributor or any Operating Entity, and to the Contributor’s knowledge, no deficiencies for any Taxes will be proposed, asserted or assessed against it or any Operating Entity. No waivers of the statutes of limitation are in effect in respect of any Taxes and none of the Operating Entities has agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)         No claim has ever been made by an authority in a jurisdiction where an Operating Entity does not file Tax Returns that such Operating Entity is or may be subject to taxation by that jurisdiction.

(c)         There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Operating Entities.

(d)         The Operating Entities have complied in all material respects with all applicable Laws and agreements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Laws and agreements, withheld and paid over to the proper Governmental Authority all amounts required to have been withhold and paid in connection with amounts paid or owing to any past or present employee, independent contractor, creditor, member, consultant or other third party.

(e)         Each Operating Entity has been at all times treated as other than an association taxable as a corporation for U.S. federal income tax purposes.

(f)          No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any of the Operating Entities and there are no Tax rulings or requests for Tax rulings or closing agreements that could affect to liability for Taxes of any of the Operating Entities after the Closing Date.

(g)         No Operating Entity is a party to any Tax Sharing Agreement.

(h)         No Operating Entity is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.08        TAX MATTERS. Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the Contributed Interests to the Operating Partnership and the receipt of OP Units as consideration therefor, (ii) Contributor’s admission as a limited partner of the Operating Partnership and (iii) any other transaction contemplated by this Agreement. Contributor further represents and warrants that it has not relied on the Operating Partnership, the REIT, or any of their Affiliates, representatives or counsel for any tax advice.

Section 4.09        TAX INFORMATION. From the date hereof and subsequent to the Closing, Contributor agrees to provide the Operating Partnership with such tax information relating to the Contributed Interests and the Operating Entities that is in the Contributor’s possession or control (including such tax information the Contributor could obtain using reasonable efforts) and that is reasonably requested by the Operating Partnership and not otherwise in the Operating Partnership’s possession or control and to cooperate with the Operating Partnership with respect to the filing of Tax Returns by the Operating Partnership.

Section 4.10        SOLVENCY. The Contributor has been solvent at all times prior to and, to the Contributor’s knowledge, should remain solvent for no less than ninety (90) calendar days following, the transfer of the Contributed Interests to the Operating Partnership.

Section 4.11        LITIGATION. There is no action, suit or proceeding pending or, to the Contributor’s knowledge, threatened against the Contributor affecting all or any portion of the Contributed Interests or the Contributor’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect the Contributor’s ability to so consummate the transactions contemplated hereby. The Contributor knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of the Contributed Interests, which in any such case would impair the Contributors’ ability to enter into and perform all of its obligations under this Agreement.

Section 4.12        INVESTMENT. The Contributor acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributor represents and warrants to the Operating Partnership as follows:

(a)         The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Contributor has accurately completed the Accredited Investor Questionnaire attached hereto as Exhibit C indicating the basis for the Contributor’s accredited investor status. The Contributor will, upon request, execute and/or deliver any additional documents deemed by the Operating Partnership to be necessary or desirable to confirm the Contributor’s accredited investor status.

(b)         The Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the federal securities Laws.

(c)         The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and the Contributor fully understands the limitations on transfer imposed by the federal securities Laws. The Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units; the Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and the business and prospects of the Operating Partnership and the issuance of the OP Units as the Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Operating Partnership and the business and prospects of the Operating Partnership which the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units; and the Contributor understands and has taken cognizance of all risk factors related to the OP Units set forth in the Registration Statement. The Contributor is relying upon its own independent analysis and assessment (including with respect to Taxes), and the advice of the Contributor’s advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby. The Contributor has not been furnished with, and has not relied on any oral or written representation in connection with the offering of the OP Units.

(d)         The Contributor acknowledges that the OP Units have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available. The Contributor acknowledges that its ability to sell or otherwise transfer the OP Units is further restricted by certain provisions of the Operating Partnership Agreement and may be further restricted by other applicable securities Laws.

(e)         The Contributor is, for purposes of the application of state securities laws, a resident of the State of Delaware.

Section 4.13        NO BROKERS OR FINDERS. The Contributor has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any Person with respect to this Agreement or the purchase and issuance of the OP Units contemplated hereby, except for any such person or entity the fees and expenses for which the Contributor shall be solely responsible and pay.

Section 4.14        WAIVER OF RIGHTS UNDER ORGANIZATIONAL AGREEMENT. The Contributor hereby waives any rights or claims it may have under the Organizational Agreement related to the transfer of the Contributed Interests to the Operating Partnership by the members, of the Contributed Entities, including but not limited to any notice requirements, rights of first refusal, rights of first offer, drag-along rights and tag-along rights, and further waives compliance with any terms or conditions under the Organizational Agreement with respect to such transfer.

Section 4.15        NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.16        SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV shall survive the Closing for a period of one year; provided, however, that the representations and warranties set forth in Sections 4.07, 4.08 and 4.09 shall survive the Closing until the expiration of the applicable statute of limitations plus 30 days.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

Section 5.01        COVENANTS OF THE CONTRIBUTOR. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement, the Contributor shall not:

(a)         sell, transfer or otherwise dispose of all or any portion of the Contributed Interests or any interests therein and/or any of the Properties;

(b)         mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the Contributed Interests and/or any of the Properties;

(c)         authorize or consent to, or cause the Contributed Entities to sell, assign, transfer or dispose of any of its assets and/or any of the Properties;

(d)         except as set forth on Schedule 5.01(d), authorize or consent to, or cause the Contributed Entities to mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of its assets and/or any of the Properties;

(e)         amend the Organizational Agreement or other governing documents of the Contributed Entities without the consent of the Operating Partnership;

(f)          (i) make, revoke or change any material Tax election or adopt or change any method of accounting, (ii) enter into any settlement of or compromise any material Tax liability. (iii) change any annual Tax accounting period, (iv) enter into a closing agreement for any material amount of Tax, (v) surrender any right to any material Tax refund, or (vi) file any amended Tax Return or refund claim with respect to any material Tax; or

(g)         adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to the Contributed Entities.

Section 5.02        COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTOR. Each of the Operating Partnership and the Contributor shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

ARTICLE 6

CHANGES TO FORM AGREEMENTS

Section 6.01        CHANGES TO FORM AGREEMENTS. The Contributor agrees and confirms that the terms of the OP Units described in the Registration Statement and the Exhibits thereto are not final and may be modified without the Contributor’s consent. By executing this Agreement the Contributor hereby authorizes the Operating Partnership and the REIT to, and understands and agrees that the Operating Partnership and the REIT may, make changes (including changes that may be deemed material) to the Operating Partnership Agreement, the Registration Rights Agreement, and the Assignment and Assumption and the Contributor agrees to receive the OP Units with such final terms and conditions as the Operating Partnership and/or the REIT determines, in their reasonable discretion.

ARTICLE 7

POWER OF ATTORNEY

Section 7.01        POWER OF ATTORNEY. By executing this Agreement, the Contributor hereby irrevocably constitutes and appoints the Operating Partnership (or a substitute appointed by the Operating Partnership) as its attorney-in-fact and agent with full power of substitution to take any and all actions and execute any of the following agreements on the Contributor’s behalf and in the Contributor’s name: the Operating Partnership Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Assignment and Assumption and any other documents related to the consummation of the Contribution, or any of the other transactions contemplated by this Agreement on the Contributor’s behalf and in the Contributor’s name, as may be deemed by the Operating Partnership as necessary or desirable to effectuate the Contribution, the IPO, and the other transactions described herein. The Contributor hereby grants to each attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof. Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of the Contributor.

ARTICLE 8

GENERAL PROVISIONS

Section 8.01        NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the addresses set forth below (or at such other address for a party as shall be specified by notice from such party):

If to the Operating Partnership:	ARC Properties Operating Partnership, L.P.
405 Park Avenue
New York, New York 10022
Attention: William M. Kahane

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.

If to the Contributor:	ARC Real Estate Partners, LLC
405 Park Avenue
New York, New York 10022
Attention: William M. Kahane

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.

Section 8.02        DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a)         “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)         “Agreement” has the meaning set forth in the Preamble.

(c)         “Amortizing Principal Payment” means the principal component of any regularly scheduled installment of principal and interest in respect of Debt. The term “Amortizing Principal Payment” does not include the principal component of (i) any voluntary prepayment of Debt, or (ii) any payment made in respect of any Debt that has become due by reason of acceleration or the occurrence or nonoccurrence of any event requiring a mandatory prepayment.

(d)         “ARC” means the American Realty Capital group of companies.

(e)         “Assignment and Assumption” means an Assignment and Assumption of Ownership Interests substantially in the form attached as Exhibit D hereto.

(f)          “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(g)         “Claim” has the meaning set forth in Section 3.09(b).

(h)         “Claim Notice” has the meaning set forth in Section 3.09(b).

(i)          “Closing” has the meaning set forth in Section 2.02.

(j)           “Closing Date” has the meaning set forth in Section 2.02.

(k)         “Code” means the Internal Revenue Code of 1986, as amended, together with the Treasury Regulations promulgated or issued thereunder.

(l)          “Contributed Entities” has the meaning set forth in the Recitals.

(m)        “Contributed Interests” has the meaning set forth in the Recitals.

(n)         “Contribution” has the meaning set forth in the Recitals.

(o)         “Contributor” has the meaning set forth in the Preamble.

(p)         “Contributor Indemnified Party” has the meaning set forth in Section 3.09(a).

(q)         “Contributor’s Formation Transaction Value” has the meaning set forth in Section 1.02.

(r)          “Cut-Off Date” means a date to be established by the Operating Partnership for purposes of determining adjustments to the Contributor’s Formation Transaction Value pursuant to Section 1.04 hereof, which date shall be no earlier than ten (10) calendar days prior to the Closing Date and no later than the calendar day prior to the Closing Date.

(s)           “Cut-Off Date Cash Balance” means all cash and cash equivalents that would be shown on a balance sheet of the Property Owners prepared on the Cut-Off Date in a manner consistent with historical accounting practices applicable to the Property Owners to the extent the same derive from operating income of the Property Owners and in any event excluding (i) cash and cash equivalents consisting of loan proceeds, casualty insurance proceeds, proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Properties or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of the Properties, and (ii) cash and cash equivalents consisting of Non-Operating Expense Reserves made on or after February 1, 2011.

(t)           “Debt” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of any property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) its capital lease obligations, and (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities).

(u)          “Effective Date” has the meaning set forth in the Preamble.

(v)          “Expiration Date” has the meaning set forth in Section 3.09(d).

(w)          “Extraordinary Expense Prepayments” means, as of any date of determination, all prepaid expenses of a Property Owner to the extent such expenses relate to a date more than thirty (30) calendar days after such date of determination.

(x)           “Extraordinary Principal Payment” means any payment of principal in respect of Debt other than an Amortizing Principal Payment.  The term “Extraordinary Principal Payment” includes the principal component of (i) any voluntary prepayment of Debt, or (ii) any payment made in respect of any Debt that has become due by reason of acceleration or the occurrence or nonoccurrence of any event requiring a mandatory prepayment.

(y)          “Extraordinary Rent Prepayments” means any prepayment of rent and other fees and charges due or to become due to a Property Owner pursuant to any lease or other occupancy agreement more than thirty (30) calendar days in advance to the extent the same is received by a Property Owner.

(z)           “Final Adjustment” has the meaning set forth in Section 1.04.

(aa)         “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(bb)        “Indemnification Agreement” means, if applicable, that certain Indemnification Agreement, dated the Closing Date, by the Operating Partnership in favor of Nicholas S. Schorsch and William M. Kahane in form and substance reasonably acceptable to the parties.

(cc)        “IPO” has the meaning set forth in the Recitals.

(dd)        “IPO Price” has the meaning set forth in the Recitals.

(ee)         “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(ff)          “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(gg)        “Losses” has the meaning set forth in Section 3.09(a).

(hh)        “Non-Operating Expense Reserves” means any escrow, deposit or reserve required by the terms of any agreement to which a Property Owner is a party or by which a Property Owner or its assets are bound, other than Restricted Deposits.

(ii)           “Operating Entity” means the Contributed Entities and each of its Subsidiaries, including, without limitation, the Property Owners.

(jj)           “Operating Expenses” means all normal and reasonable expenses of owning, operating, leasing, managing, maintaining and occupying all real and personal property owned by a Property Owner, including but not limited to:  (i) payments to, for the benefit of or required in connection with personnel employed to manage, operate and maintain a Property Owner or its properties; (ii) utility charges; (iii) costs of heating, lighting, ventilating and air conditioning; (iv) premiums for hazard, casualty, rent loss and liability insurance; (v) ad valorem real estate and personal property taxes, installments of special assessments and sales tax payments; (vi) expenses for maintenance and repair of buildings, grounds, driveways and parking areas; (vii) costs of janitorial services, tools, equipment and supplies; (viii) management fees, including, without limitation, fees paid or payable to ARC or one or more of its Affiliates; (ix) landscaping, lawn, shrub and tree trimming, fertilizing and care expenses; (x) equipment lease payments; (xi) snow and ice removal expenses; (xii) advertising and promotion expenses; (xiii) expenses related to the delivery of cable television, internet access, telephone and similar services to tenants of a Property Owner for a fee; (xiv) all security expenses; (xv) costs of printing, stationery and office supplies; (xvi) attorneys’ fees and accountants’ fees, (xvii) capital improvement and expenditures; (xviii) costs of warranty repairs; (xix) fees of consultants; (xx) costs in connection with or in contemplation of sale or refinancing, such as costs of appraisals, environmental or engineering studies; and (xxi) income, franchise and other taxes.

(kk)        “Operating Partnership” has the meaning set forth in the Preamble.

(ll)          “Operating Partnership Agreement” has the meaning set forth in the Section 2.03.

(mm)      “OP Units” has the meaning set forth in the Recitals.

(nn)       “Organizational Agreements” means the limited liability company agreements of the Contributed Entities.

(oo)       “Outside Date” has the meaning set forth in Section 2.06.

(pp)       “Past Due Payables” means, as of any date of determination, all liabilities and other obligations of a Property Owner that (i) are due and remain unpaid as of such date of determination, and (ii) all expenses incurred by a Property Owner that remain unpaid as of such date of determination to the extent such expenses relate to a date more than thirty (30) calendar days prior to the date of determination.

(qq)        “Permitted Exceptions” means the exceptions to the title of the Properties set forth on Exhibit E hereto.

(rr)         “Permitted Mortgage Indebtedness” means the mortgage indebtedness encumbering the Properties as set forth on Exhibit F hereto.

(ss)         “Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.

(tt)          “Property Owner” means the entity owned directly or indirectly by the Contributed Entities which hold fee title to the Properties set forth opposite its name on Exhibit A hereto.

(uu)        “Properties” has the meaning set forth in the Recitals.

(vv)        “Registration Rights Agreement” has the meaning set forth in Section 2.01(c)(iii).

(ww)       “Registration Statement” has the meaning set forth in Section 2.06.

(xx)         “REIT Common Stock” has the meaning set forth in the Recitals.

(yy)         “REIT” has the meaning set forth in the Recitals.

(zz)         “Restricted Deposit” means any escrow, deposit or reserve required by the terms of any agreement to which a Property Owner is a party or by which the Operating Entity or its assets are bound and established or maintained to pay or provide for payment of any Operating Expense of such Property Owner, including, without limitation, escrows for taxes, insurance and other charges, and deposits and reserves for repairs, replacements, capital expenditures, leasing commissions and tenant improvements.

(aaa)       “SEC” has the meaning set forth in Section 2.01(a)(i).

(bbb)      “SEC Effective Date” means the date the Registration statement is declared effective by the SEC.

(ccc)      “Securities Act” has the meaning set forth in Section 2.01(a)(i).

(ddd)     “Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

(eee)      “Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

(fff)        “Target Cash Balance” means, as of any date of determination, an amount, determined by the Operating Partnership in its reasonable discretion, equal to the sum of the following:

(i)           all security deposits and similar deposits due or that may become due to tenants of a Property or other third parties;

(ii)           the aggregate amount of all Restricted Deposits and other escrow, deposits and reserves that are otherwise historically or customarily maintained by a Property Owner, including, without limitation, escrows for taxes, insurance and other charges, and deposits and reserves for repairs, replacements, capital expenditures, leasing commissions and tenant improvements, whether or not so required, but excluding Non-Operating Expense Reserves;

(iii)          the aggregate amount of all payments of principal, interest and/or late fees on Debt that are due on such date or scheduled to become due during the period of thirty (30) calendar days following such date; and

(iv)         all Operating Expenses incurred or to be incurred by the a Property Owner that are due on such date or scheduled to become due during the period of thirty (30) calendar days following such date.

(ggg)     “Tax” or “Taxes” means (i) all federal, state, local and foreign net or gross income, gross receipts, turnover, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, export taxes and withholdings, capital stock, franchise, profits, withholding, social security (or similar), unemployment, supplementary, retirement system, disability, real property, personal property, sales, use, transfer, registration, value added, recording, intangible, documentary, goods and services, ad valorem, net proceeds, net worth, special assessments, workers’ compensation, utility, production, gains, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest, penalty, or addition thereto payable in connection with such taxes, whether disputed or not and (ii) any liability of any Person for the payment of amounts of the type described in clause (i) as a transferee, successor or payable pursuant to a contractual obligation.

(hhh)     “Tax Return” means any return, declaration, report, claim for refund, document, or information return or statement relating to Taxes, or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedules or attachments thereto, and including any amendments thereof.

(iii)         “Tax Sharing Agreement” shall mean any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between an Operating Entity and any Person other than (i) the indemnity provided pursuant to this Agreement, and (ii) customary Tax indemnification or other arrangements contained in a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes..

(jjj)          “Third Party Claims” has the meaning set forth in Section 3.09(c).

Section 8.03          COUNTERPARTS.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 8.04          ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.  This Agreement, including, without limitation, the exhibits and schedules hereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement.  Except as set forth in Section 3.09, this Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 8.05          GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.06          ASSIGNMENT.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (including by operation of law) by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 8.07          JURISDICTION.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Borough of Manhattan, City of New York, State of New York, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 8.08          SEVERABILITY.  Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.09          RULES OF CONSTRUCTION.

(a)           The parties hereto agree that they have participated in the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 8.10          EQUITABLE REMEDIES.  The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Contributor and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.  Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Contributor pursuant to the terms and provisions contained in Section 3.09.

Section 8.11          TIME OF THE ESSENCE.  Time is of the essence with respect to all obligations under this Agreement.

Section 8.12          DESCRIPTIVE HEADINGS.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.13          NO PERSONAL LIABILITY CONFERRED.  This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, member, employee or shareholder of the Operating Partnership or the Contributor.

Section 8.14          AMENDMENTS.  This Agreement may be amended, supplemented or otherwise modified only by written instrument signed by both parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the Effective Date.

Effective Date: February 4, 2011	ARC PROPERTIES OPERATING
PARTNERSHIP, L.P.

	By:	AMERICAN REALTY CAPITAL
PROPERTIES, INC.
Its general partner

	By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer

ARC REAL ESTATE PARTNERS, LLC

	By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Manager

Signature Page to Contribution Agreement

Schedule 5.01(d)

With the consent of the Operating Partnership, which consent shall not be unreasonably withheld, conditioned or delayed, the Contributor may, or may cause the Contributed Entities to, negotiate, authorize or consent to documentation with respect to a refinancing of all or any of the Properties (other than the property owned by ARC HDCOLSC001, LLC), subject to the closing of the IPO.

Exhibit A

List of Properties and Property Owners

Property Owner	Property

CRE JV Mixed Five CT Branch Holdings LLC	458 Ocean Avenue (450), New London, CT
CRE JV Mixed Five CT Branch Holdings LLC	6 Killingworth Road, Higganum, CT
CRE JV Mixed Five DE Branch Holdings LLC	5 West Commerce Street, Smyrna, DE
CRE JV Mixed Five IL 4 Branch Holdings LLC	7310 W Grand Avenue (7312), Elmwood Park, IL
CRE JV Mixed Five MI 7 Branch Holdings LLC	48950 Van Dyke Avenue, Utica, MI
CRE JV Mixed Five MI 7 Branch Holdings LLC	633 Notre Dame, Grosse Pointe, MI
CRE JV Mixed Five NH Branch Holdings LLC	405 Portland Avenue, Rollinsford, NH
CRE JV Mixed Five NH Branch Holdings LLC	54 Main Street, Pittsfield, NH
CRE JV Mixed Five NY 1 Branch Holdings LLC	17 South Market Street, Johnstown, NY
CRE JV Mixed Five NY 1 Branch Holdings LLC	501 State Street, Schenectady, NY
CRE JV Mixed Five NY 1 Branch Holdings LLC	501 Western Avenue, Albany, NY
CRE JV Mixed Five OH 1 Branch Holdings LLC	10300 Northfield, Northfield, OH
CRE JV Mixed Five OH 1 Branch Holdings LLC	38115 Euclid Avenue, Willoughby, OH
CRE JV Mixed Five OH 1 Branch Holdings LLC	7820 Plaza Boulevard, Mentor, OH
CRE JV Mixed Five OH 2 Branch Holdings LLC	16622 Harvard Avenue, Cleveland, OH
CRE JV Mixed Five OH 2 Branch Holdings LLC	17411 Lorain Avenue, Cleveland, OH
CRE JV Mixed Five OH 2 Branch Holdings LLC	4300 Clark Avenue, Cleveland, OH
CRE JV Mixed Five OH 3 Branch Holdings LLC	14534 Madison Avenue, Lakewood, OH
CRE JV Mixed Five OH 3 Branch Holdings LLC	21550 Center Ridge Road, Rocky River, OH
CRE JV Mixed Five OH 4 Branch Holdings LLC	9243 Broadview Road, Broadview Heights, OH
CRE JV Mixed Five PA Branch Holdings LLC	100 Essex Avenue, Narberth, PA
CRE JV Mixed Five PA Branch Holdings LLC	1635 East Derby Road, Havertown, PA
CRE JV Mixed Five PA Branch Holdings LLC	560 Donner Avenue, Monesson, PA
CRE JV Mixed Five PA Branch Holdings LLC	600 Market St/600 Merchant St, Ambridge, PA
CRE JV Mixed Five VT Branch Holdings LLC	152 S Main Street, St. Albans, VT
CRE JV Mixed Five VT Branch Holdings LLC	155 Maple Street, White River Junction, VT
CRE JV Mixed Five VT Branch Holdings LLC	177 Main Street, Poultney, VT
CRE JV Mixed Five MI 2 Branch Holdings LLC	31231 Harper Avenue, St. Clair Shores, MI
CRE JV Mixed Five MI 2 Branch Holdings LLC	69055 Main Street, Richmond, MI
CRE JV Mixed Five MI 3 Branch Holdings LLC	2050 12 Mile Road, Warren, MI
CRE JV Mixed Five MI 3 Branch Holdings LLC	27777 Southfield Road, Lathrup Village, MI
CRE JV Mixed Five MI 4 Branch Holdings LLC	23801 Michigan Avenue, Dearborn, MI
CRE JV Mixed Five MI 4 Branch Holdings LLC	15930 Michigan Avenue, Dearborn, MI
CRE JV Mixed Five NY 3 Branch Holdings LLC	89 Oriskany Boulevard, Whitesboro, NY
CRE JV Mixed Five NY 3 Branch Holdings LLC	N Chenango & Genesee, Greene, NY
CRE JV Mixed Five NY 4 Branch Holdings LLC	2000 Monroe Avenue, Rochester, NY
CRE JV Mixed Five NY 4 Branch Holdings LLC	212 Main Street, East Aurora, NY
CRE JV Mixed Five NY 4 Branch Holdings LLC	3180 Sheridan Drive, Amherst (Buffalo), NY
CRE JV Mixed Five OH 5 Branch Holdings LLC	214 High Street, Wadsworth, OH

CRE JV Mixed Five OH 5 Branch Holdings LLC	3720 Center Road, Brunswick, OH
CRE JV Mixed Five OH 5 Branch Holdings LLC	955 Boardman-Poland Road, Boardman, OH
CRE JV Mixed Five OH 6 Branch Holdings LLC	315 E Main Street, Louisville, OH
CRE JV Mixed Five OH 6 Branch Holdings LLC	780 W State Street, Alliance, OH
CRE JV Mixed Five IL 2 Branch Holdings LLC	417 S Water Street, Wilmington, IL
CRE JV Mixed Five IL 2 Branch Holdings LLC	6720 W 111 Street, Worth, IL
CRE JV Mixed Five MI 1 Branch Holdings LLC	24624 W 10 Mile Road, Southfield, MI
CRE JV Mixed Five MI 1 Branch Holdings LLC	36520 Moravian, Clinton Township, MI
CRE JV Mixed Five MI 6 Branch Holdings LLC	16530 E Warren, Detroit, MI
CRE JV Mixed Five MI 6 Branch Holdings LLC	19601 Vernier, Harper Woods, MI
CRE JV Mixed Five NY 2 Branch Holdings LLC	118 Main Street, Whitehall, NY
CRE JV Mixed Five NY 2 Branch Holdings LLC	Route 32, Vails Gate, NY
CRE JV Mixed Five NY 5 Branch Holdings LLC	5 S Broome Street, Port Jervis, NY
CRE JV Mixed Five IL 3 Branch Holdings LLC	2854 W Cermak Street (Road), Chicago, IL
CRE JV Mixed Five IL 3 Branch Holdings LLC	4231 Joliet Avenue, Lyons, IL
CRE JV Mixed Five IL 3 Branch Holdings LLC	9244 S Chicago Avenue, Chicago, IL
CRE JV Mixed Five IL 5 Branch Holdings LLC	12004 S Pulaski Road, Alsip, IL
CRE JV Mixed Five IL 5 Branch Holdings LLC	2917 W 95 Street, Evergreen Park, IL
CRE JV Mixed Five MI 5 Branch Holdings LLC	12380 Woodward Avenue, Highland Park, MI
CRE JV Mixed Five MI 5 Branch Holdings LLC	16841 Schaefer Road, Detroit, MI
CRE JV Mixed Five MI 5 Branch Holdings LLC	31441 Plymouth Road, Livonia, MI
CRE JV Mixed Five OH 7 Branch Holdings LLC	2200 Wales Avenue, NW, Massillon, OH
CRE JV Mixed Five OH 7 Branch Holdings LLC	54 Federal Avenue NE, Massillon, OH
ARC HDCOLSC001, LLC	420 Foster Brothers Drive, West Columbia, SC

Exhibit B

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform ARC Properties Operating Partnership, L.P., a Delaware limited partnership (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by ARC Real Estate Partners, LLC (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.           Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.           Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);

3.           Transferor’s U.S. employer identification number is ________________; and

4.           Transferor’s office address is 405 Park Avenue, New York, NY 10022.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and further declare that I have authority to sign this document on behalf of Transferor.

Name:

Title:
Date: __________, 2011

Exhibit C

Accredited Investor Questionnaire

ACCREDITED INVESTOR STATUS FOR ENTITIES (Please check the applicable subparagraphs):

1.      ☐          We are either:  a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(a)(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) an employee benefit plan that is a self-directed plan, with investment decisions made solely by persons that are accredited investors (within the meaning of Rule 501(a) under the Securities Act).

2.      ☐          We are a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

3.      ☐          We are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring OP Units, with total assets in excess of $5,000,000.

4.      ☐          We are a trust with total assets in excess of $5,000,000, that was not formed for the specific purpose of purchasing OP Units and whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

5.      ☐          We are an entity in which all of the equity owners are accredited investors (within the meaning of Rule 501(a) under the Securities Act).

Exhibit D

Form of Assignment And Assumption of Ownership Interests

This Assignment and Assumption of Ownership Interests (“Assignment”) is made and entered into effective as of__________, 2011 (the “Effective Date”), by and among ARC Real Estate Partners, LLC, a Delaware limited liability company (“Assignor”), and ARC Properties Operating Partnership, L.P., a Delaware limited partnership (“Assignee”).

RECITALS

A.           Assignor is the legal and beneficial owner of one hundred percent (100%) of the limited liability company interest (collectively, the “Ownership Interests”) in ARC Income Properties, LLC, a Delaware limited liability company, and American Realty Capital Partners, LLC, a Delaware limited liability company (collectively, the “Companies”).

B.           Assignor desires to assign the Ownership Interests to Assignee, and Assignee desires to assume the Ownership Interests from Assignor.  It is the intent of the parties that, upon this Assignment, Assignor will withdraw as a member (“Owner”) of each of the Companies, and Assignee will become a substitute member of each of the Companies.

ASSIGNMENT

The parties agree as follows:

1.           Assignment.  For value received, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers, conveys and delivers the Ownership Interests and all of its right, title and interest in the Companies to Assignee.  Upon the execution of this Assignment, the records of each Company, including the limited liability company agreement, as amended, supplemented or otherwise modified from time to time (each, an “Organizational Agreement”), shall be amended to reflect the change in ownership of the Ownership Interests.

2.           Assumption.  Assignee hereby accepts the foregoing assignment and assumes the agreements and obligations of an Owner under each Organizational Agreement, including the obligation to fulfill the obligations of Assignor in accordance with the terms of each Organizational Agreement with respect to the Ownership Interests.  Assignee’s execution of this Assignment constitutes the execution of a counterpart signature page to each Organizational Agreement.  Assignee acknowledges it has received and reviewed a copy of each Organizational Agreement.

3.           Withdrawal and Substitution of Owner.  Assignor hereby withdraws as Owner of each Company, and Assignee is hereby admitted and substituted as Owner of each Company with respect to the Ownership Interests.

4.           Representations and Warranties.  Assignor hereby represents and warrants to Assignee that the Ownership Interests are free and clear of all liens, assignments, security interests, options and adverse claims to or encumbrances on title of any kind or character.  Each of Assignor and Assignee hereby represents and warrants that the execution and delivery by it of this Assignment will not violate or constitute a default under the terms or provisions of any agreement, document or instrument to which it is bound.

5.           Effective Date.  This Assignment is effective as of the Effective Date set forth above.

6.           Successors and Assigns.  This Assignment is binding on and inures to the benefit of the parties and their respective successors and assigns.

7.           Governing Law.  This Assignment, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, are governed by and shall be construed in accordance with the laws of the State of Delaware.

8.           Counterparts.  This Assignment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.

9.           Future Cooperation.  Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of agreements, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment.

[Remainder of Page Intentionally Left Blank;
Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

ARC REAL ESTATE PARTNERS, LLC

By:
Name:
Title:

ASSIGNEE:

ARC PROPERTIES OPERATING
PARTNERSHIP, L.P.

By:	AMERICAN REALTY CAPITAL
PROPERTIES, INC.
Its general partner

By:
Name:
Title:

Exhibit E

Permitted Exceptions

1.
Consents by Property Owner or any former owner of a Property for the erection of any structure or structures on, under or above any street or streets on which the land upon which a Property is constructed may abut.

2.
Encroachments of stoops, areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, ledges, fences, coping, retaining walls and yard walls, air conditioners and the like, if any, on, under or above any street or highway, a Property or any adjoining property.

3.	Variations between tax lot lines and lines of record title.

4.	Covenants, agreements, licenses, easements and restrictions of record, if any, to the extent not otherwise described in this Exhibit.

5.
Rights of utility companies to lay, maintain and repair pipes, lines, conduits, cable boxes and other installations on, under and across a Property and any rights, easements and licenses in favor of, or agreements with, any public utility company, including but not limited to, gas, electricity, telephone, telegraph and cable television services, if  any.

6.	Rights of tenants pursuant to leases with a Property Owner or any predecessor fee owner of the applicable Property or other statutory tenants and others claiming by, through or under the tenants.

7.	Any lien or encumbrance (including, without limitation, any mechanics’ and materialmen’s liens) the removal of which is the obligation of a tenant pursuant to its related lease.

8.
All notes or notices of or violations of law or municipal ordinances, orders or requirements noted in or issued by any state or municipal departments having jurisdiction, now or hereafter against or affecting a Property.

9.	Subject to adjustment as herein provided, real estate taxes, tax liens, water and sewer charges, assessments and vault charges, and the liens of any of the foregoing.

10.
Zoning and building regulations, ordinances, and requirements adopted by any governmental or municipal authority having jurisdiction over a Property, and amendments and additions thereto now in force and effect, which relate to a Property.

11.
Any financing statements, chattel mortgages, encumbrances, or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer on a Property.

12.
A certificate or certificates of occupancy, or no certificate or certificates of occupancy (or, if there be such certificate(s), that there exist any variances between such certificate(s) and the actual state or use(s) a Property.

13.	Actual conditions and exceptions to title contained in the title policy for a Property.

14.	All Liens or encumbrances relating to the Permitted Mortgage Indebtedness.

Exhibit F

Permitted Mortgage Indebtedness

The mortgage indebtedness encumbering the Properties is as follows:

•	$13,850,000 under the loan agreement, dated June 24, 2010, between Ladder Capital Finance LLC, as lender, and ARC HDCOLSC001, LLC, as borrower.

•	$9,613,114 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Fifteen MI 2 Branch Holdings LLC, as borrower.

•	$2,599,151 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Fifteen MI 3 Branch Holdings LLC, as borrower.

•	$2,962,352 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five MI 5 Branch Holdings LLC, as borrower.

•	$4,435,900 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five MI 7 Branch Holdings LLC, as borrower.

•	$5,005,457 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 1 Branch Holdings LLC, as borrower.

•	$3,585,233 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 2 Branch Holdings LLC, as borrower.

•	$2,812,983 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 3 Branch Holdings LLC, as borrower.

•	$1,209,935 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 4 Branch Holdings LLC, as borrower.

•	$3,586,021 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 5 Branch Holdings LLC, as borrower.

•	$2,216,075 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 6 Branch Holdings LLC, as borrower.

•	$2,785,256 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five OH 7 Branch Holdings LLC, as borrower.

•	$1,471,370 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five CT Branch Holdings LLC, as borrower.

•	$1,080,200 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five DE Branch Holdings LLC, as borrower.

•	$2,926,980 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five IL 2 Branch Holdings LLC, as borrower.

•	$2,598,800 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five IL 4 Branch Holdings LLC, as borrower.

•	$2,193,306 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five IL 5 Branch Holdings LLC, as borrower.

•	$1,298,130 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NH Branch Holdings LLC, as borrower.

•	$4,031,963 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NY 1 Branch Holdings LLC, as borrower.

•	$2,292,943 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NY 2 Branch Holdings LLC, as borrower.

•	$3,119,763 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NY 3 Branch Holdings LLC, as borrower.

•	$3,386,165 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NY 4 Branch Holdings LLC, as borrower.

•	$844,888 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NY 5 Branch Holdings LLC, as borrower.

•	$6,395,039 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five NY 5 Branch Holdings LLC, as borrower.

•	$2,796,504 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five VT Branch Holdings LLC, as borrower.

•	$2,321,977 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five MI 6 Branch Holdings LLC, as borrower.

•	$4,861,024 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five MI 4 Branch Holdings LLC, as borrower.

•	$3,746,984 under the loan agreement, dated July 21, 2006, between UBS Real Estate Investments Inc., as lender, and CRE JV Mixed Five IL 3 Branch Holdings LLC, as borrower.